EXHIBIT 99.1

MDI Announces Change to Board of Directors

SAN ANTONIO, Oct. 20, 2009 (GLOBE NEWSWIRE) -- MDI, Inc. (Pink Sheets:MDIZ) announced today the resignation of Brett Saevitzon as a Director and the appointment of Saud Almana to the Board of Directors.

Saud O. Almana, age 43, has served as the Vice Chairman of the Almana Group, a Qatar conglomerate with 43,000 employees, 17 business units and a significant position in the oil, gas and construction sectors, since 2008. Prior to his role as Vice Chairman, he was an executive director of the Almana Group since his graduation from college in 1989. Mr. Almana maintains a balanced leadership strategy, providing general market guidance, structural input and financial oversight, leaving corporate operations in the hands of his trusted global management team. This focused management approach affords him the time required to sit on numerous Qatari boards, including that of the national stock exchange. Mr. Almana received a degree in Engineering from American University in 1989.

Additionally, the Board of Directors formally accepted the resignations of Directors James Collier Sparks, James Power, Peter Knepper, and Carlo Loi pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder.

About MDI

MDI, Inc. (MDIZ) is a global technology and electronic security provider focused on providing critical infrastructure solutions to international governments, public safety and global commercial enterprise clients. With the acquisition of Almana Networks International ("ANI") MDI is currently serving customers in the Middle East and India. MDI is a hybrid integrator capable of delivering integrated security solutions (access, video, fire, alarm); door security solutions (locks, hardware); enterprise communication systems (VOIP, wireless, cellular); enterprise software solutions (ERP, CRM, HR); and high-technology infrastructure design, network integration (wired and wireless) coupled with expert maintenance. MDI's principal offices are located at 835 Proton, San Antonio, Texas 78258.

The MDI, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6746

Forward-Looking and Cautionary Statements

Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this document, other than statements of historical fact, that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "project," "forecast," "plan," "may," "will," "should," "expect" and other words of similar meaning. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company's expectation. Additional information concerning risk factors is contained from time to time in the Company's SEC filings. The Company expressly disclaims any obligation to update the information contained in this release.

CONTACT:  MDI, Inc.

  Investor Contact:

  Lori Jones

  210-404-9551

  www.mdisecure.com